EXHIBIT 4.3

AMBAC ASSURANCE CORPORATION

NOTE GUARANTY INSURANCE POLICY

Policy No. AB1061BE

Insured Party:	The Indenture Trustee for the benefit of the Holders of the Capital One Auto Finance Trust 2007-A Class A Notes issued pursuant to the Indenture.

Insured Obligations:	To the extent set forth herein, the aggregate interest on and the Note Balance of all Class A Notes owned by Holders, such principal balance not to exceed in the aggregate $1,500,000,000.

Deficiency Amounts:	(i) With respect to each Payment Date, the excess, if any, without duplication, of (a) the Scheduled Payments minus (b) the sum of, without duplication: (x) all amounts available for payment of the Scheduled Payments under the Transaction Documents, including, but not limited to, from amounts on deposit in the Reserve Account and any other Trust Accounts available for payment of Scheduled Payments on the Class A Notes on such Payment Date and (y) any other amounts available pursuant to the Transaction Documents to pay the Scheduled Payments on such Payment Date, in each case to the extent available in accordance with the priorities set forth in the Transaction Documents, and (ii) with respect to any Preference Payment Date, Preference Amounts; provided, however, that the aggregate amount of all such Preference Amounts shall be subject to the limitations in such definition; provided, further, that in no event shall the aggregate amount payable by the Insurer under this Policy exceed the Maximum Insured Amount.

AMBAC ASSURANCE CORPORATION, a Wisconsin domiciled stock insurance corporation (“Ambac” or the “Insurer”), in consideration of the payment of the insurance premium payable with respect hereto, hereby unconditionally and irrevocably guarantees, subject only to (i) proper presentation of a Notice in accordance with the terms of this Note Guaranty Insurance Policy (together with each and every endorsement, if any, hereto, the “Policy”) and (ii) the terms of the Policy, the payment to, or at the direction of, the Indenture Trustee, for the benefit of the Holders of the Insured Obligations, that portion of the Deficiency Amounts which are Due for Payment but are unpaid by reason of Nonpayment.

1. Definitions.

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Insurance Agreement or, if not defined therein, in the Indenture, without giving effect to any subsequent amendment or modification thereto unless such amendment or modification has been approved in writing by Ambac. For purposes of the Policy, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banking institutions in the states of Delaware, California, Texas, Virginia or New York, or in the state in which the Corporate Trust Office of the Indenture Trustee is located, are authorized or obligated by law, executive order or government decree to be closed.

“Class A Notes” shall mean, collectively, the Class A-1 Notes, the Class A-2 Notes, the Class A-3-A Notes, the Class A-3-B Notes and the Class A-4 Notes.

“COAF Party” shall mean any of the Issuer, the Originators, the Servicer, the Seller and any of their respective Affiliates.

“Collection Period” shall mean each calendar month (or, in the case of the initial Collection Period, the period commencing on the close of business on the Initial Cut-Off Date and ending on February 28, 2007) and the “related” Collection Period means, with respect to any Payment Date, the Collection Period preceding the month in which such Payment Date occurs.

“Due for Payment” shall mean, with respect to any Deficiency Amounts, such amount as is due and payable pursuant to the terms of the Indenture.

“Final Scheduled Payment Date” shall mean, with respect to (i) the Class A-1 Notes, the Payment Date occurring in February 2008, (ii) the Class A-2 Notes, the Payment Date occurring in May 2010, (iii) the Class A-3-A Notes, the Payment Date occurring in August 2011, (iv) the Class A-3-B Notes, the Payment Date occurring in August 2011, and (v) the Class A-4 Notes, the Payment Date occurring in November 2013.

“Holder” shall mean any registered or beneficial owner of a Class A Note (other than a COAF Party).

“Indenture” shall mean that certain Indenture, dated as of February 15, 2007, by and between the Issuer and the Indenture Trustee.

“Indenture Trustee” shall mean The Bank of New York, not in its individual capacity but as trustee under the Indenture, and its successors and assigns in such capacity.

“Insurance Agreement” shall mean that certain Insurance Agreement, dated as of February 28, 2007, among the Insurer, the Servicer, the Originator, the Seller, the Issuer and the Indenture Trustee, in regard to the Class A Notes, as such agreement may be amended, modified or supplemented from time to time.

“Insured Payments” shall mean, (i) with respect to any Payment Date, the aggregate amount actually paid by the Insurer to, or at the direction of, the Indenture Trustee in respect of Deficiency Amounts for such Payment Date and (ii) the aggregate amount of any Preference Amounts paid by the Insurer on any given Business Day.

“Insurer” shall mean Ambac, or any successor thereto, as issuer of this Policy.

“Interest Rate” shall mean, with respect to (i) the Class A-1 Notes, 5.3212% per annum, (ii) the Class A-2 Notes, 5.33% per annum, (iii) the Class A-3-A Notes, 5.25% per annum, (iv) the Class A-3-B Notes, LIBOR +0.00% per annum and (v) the Class A-4 Notes, LIBOR +0.02% per annum.

“Issuer” shall mean Capital One Auto Finance Trust 2007-A, a Delaware statutory trust.

“Late Payment Rate” shall mean the rate of interest as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.), plus 3%. The Late Payment Rate shall be computed on the basis of a year of 365 days calculating the actual number of days elapsed. In no event shall the Late Payment Rate exceed the maximum rate permissible under any applicable law limiting interest rates.

“Maximum Insured Amount” shall mean $1,500,000,000 in respect of principal, plus interest thereon calculated at the applicable Interest Rate for each Class of Class A Notes.

“Nonpayment” shall mean, with respect to any Payment Date, Deficiency Amounts which are Due for Payment but have not been paid pursuant to the Indenture.

“Noteholders’ Interest Carryover Shortfall” means, with respect to any Payment Date, the excess of the sum of the Noteholders’ Monthly Accrued Interest for the preceding Payment Date and any outstanding Noteholders’ Interest Carryover Shortfall on such preceding Payment Date, over the amount in respect of interest that is actually paid to Noteholders on such preceding Payment Date, plus interest on the amount of interest due but not paid to Noteholders on the preceding Payment Date, to the extent permitted by law, at the respective Interest Rates borne by such Notes for the related Interest Period.

“Noteholders’ Parity Deficit Amount” means, with respect to any Payment Date, an amount equal to the excess, if any, of (i) the Note Balance of the Class A Notes as of such Payment Date (before application of all payments in respect of principal on such date); over (ii) the sum of (x) the amount of the Pool Balance (as of the last day of the related Collection Period) and (y) the amount on deposit in the Pre-Funding Account (as of the last day of the related Collection Period).

“Notice” shall mean the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A or Exhibit B, as applicable, to this Policy, the original of which is subsequently delivered by registered or certified mail, from the Indenture Trustee specifying the amount of any Insured Payment which shall be due and owing.

“Order” shall have the meaning given such term in Section 8 hereto.

“Payment Date” shall mean the 15th day of each month during which any Class A Notes remain Outstanding (provided if any such date is not a Business Day, then the Payment Date shall be the next succeeding Business Day) beginning on March 15, 2007.

“Person” shall mean any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

“Preference Amount” shall mean any interest on or principal of the Class A Notes which has become Due for Payment, the Nonpayment of which would have been covered by the Policy, and which was made to a Holder by or on behalf of the Issuer which has been deemed a preferential transfer and recoverable, or theretofore recovered, from its Holder pursuant to the Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction; provided that any Preference Amount that constitutes interest shall be limited to the amount of interest on the Note Balance of the Class A Notes (calculated at the Interest Rate for the relevant class of Class A Notes) accrued as of the last day of the applicable interest accrual period with respect to the Class A Notes and shall not, in any event, include any interest on the Class A Notes accrued after such date or any interest on such interest amount; provided, further, that in no event shall Ambac be obligated to make any payment in respect to any Preference Amount to the extent that such payment, when added to all prior payments of Deficiency Amounts, would exceed the Maximum Insured Amount.

“Preference Payment Date” shall have the meaning given such term in Section 8 hereto.

“Reimbursement Amount” shall mean, as of any Payment Date, the sum of (x)(i) all Insured Payments paid by Ambac, but for which Ambac has not been reimbursed prior to such Payment Date, plus (ii) interest accrued on such Insured Payments not previously repaid calculated at the Late Payment Rate from the date the Indenture Trustee, or any other Person at its direction, received the related Insured Payments or the date such Insured Payments were made, (y) (i) all costs and expenses of Ambac in connection with any action, proceeding or investigation affecting the Issuer, the Trust Estate or the rights or obligations of Ambac hereunder or under the Transaction Documents including any judgment or settlement entered into affecting Ambac or Ambac’s interests plus (ii) interest on such amounts of the Late Payment Rate and (z) without duplication (i) any amounts then due and owing to Ambac under the Insurance Agreement, the Indenture, and the Sale and Servicing Agreement plus (ii) interest on such amounts at the Late Payment Rate.

“Reserve Account” shall mean the account designated as such, established and maintained pursuant to Section 4.1 of the Sale and Servicing Agreement.

“Sale and Servicing Agreement” shall mean that certain Sale and Servicing Agreement dated as of February 15, 2007 by and among the Issuer, the Seller, Capital One Auto Finance, Inc., as servicer and The Bank of New York, as indenture trustee.

“Scheduled Payments” shall mean, with respect to any Payment Date, an amount equal to the sum of (a) the Accrued Note Interest (not including any Noteholders’ Interest Carryover Shortfall that Ambac has made Insured Payments in respect of on a prior Payment Date) and the Noteholders’ Parity Deficit Amount for the related Payment Date and, without duplication, (b) if the related Payment Date is the Final Scheduled Payment Date for any class of Class A Notes, the Note Balance of such Class on such date; provided that Scheduled Payments shall not include (x) any portion of Accrued Note Interest due to Holders because the Notice in proper form was not timely received by Ambac, or (y) any portion of Accrued Note Interest due to Holders representing interest on any Noteholders’ Interest Carryover Shortfall accrued from and including the date of payment of the amount of such Noteholders’ Interest Carryover Shortfall pursuant to the Policy.

“Seller” means Capital One Auto Receivables, LLC, a Delaware limited liability company.

2.	Payments under the Policy.

(a)	Upon the presentation by the Indenture Trustee to Ambac at Ambac’s principal office in respect of the applicable Payment Date of a duly executed Notice, Ambac will make or cause to be made to the Indenture Trustee, on the guarantee set forth in the first paragraph of this Policy, payment in an amount equal to the applicable Deficiency Amount (other than Preference Amounts).

(b)	Amounts payable in respect of any Deficiency Amounts (other than Preference Amounts) due hereunder, unless otherwise stated herein, will be distributed by Ambac to, or at the direction of, the Indenture Trustee, by wire transfer of immediately available funds. Solely the Indenture Trustee on behalf of the Holders shall have the right to make a claim for an Insured Payment under this Policy.

(c)	Ambac’s payment obligations hereunder with respect to particular Deficiency Amounts (other than Preference Amounts) shall be discharged to the extent funds equal to the applicable Deficiency Amounts (other than Preference Amounts) are paid by Ambac to, or at the direction of, the Indenture Trustee in accordance with the Indenture Trustee’s requests, whether or not such funds are properly applied by the Indenture Trustee. Payments of Deficiency Amounts (other than Preference Amounts) shall be made only at the time set forth in this Policy, and no accelerated Insured Payments shall be made except to the extent that Ambac has specified an earlier date for payment at its sole option. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligations, other than at the sole option of the Insurer, nor against any risk other than Nonpayment, including failure of the Indenture Trustee to pay any Deficiency Amounts (other than Preference Amounts) or Scheduled Payments due to Holders.

(d)	Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate amount paid by Ambac hereunder exceed the Maximum Insured Amount hereunder.

3.	Presentation of Notice of Non-Payment and Demand.

(a)	Notwithstanding any other provision of this Policy but subject to Section 8 hereof with respect to Preference Amounts, the Insurer will pay any Deficiency Amounts payable hereunder other than with respect to Preference Amounts to, or at the direction of, the Indenture Trustee no later than 12:00 noon, New York City time, on the later of (i) the Payment Date on which the related Deficiency Amount is due for payment under the Indenture or (ii) the second Business Day following actual receipt in New York, New York on a Business Day by the Insurer of a Notice in the form attached as Exhibit A, appropriately completed and executed by the Indenture Trustee; provided that, if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be received before 12:00 noon on the following Business Day.

(b)	If any such Notice is not in proper form or is otherwise insufficient for the purpose of making a claim under this Policy, it shall be deemed not to have been received by the Insurer for purposes of this Policy, and the Insurer shall promptly so advise the Indenture Trustee in writing and the Indenture Trustee may submit an amended or corrected Notice. If such an amended or corrected Notice is in proper form and is otherwise sufficient for the purpose of making a claim under this Policy, it shall be deemed to have been timely received on the Business Day of such resubmission subject to the proviso in (a) above.

4. Waiver. Ambac’s obligations to make payment under this Policy are irrevocable, absolute and unconditional, irrespective of the value, genuineness, validity, legality or enforceability of the Indenture or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for the amounts Due for Payment hereunder, and, to the fullest extent permitted by applicable law, Ambac hereby waives any legal or equitable defense to payment under this Policy, including fraud in the inducement or fraud in the fact. Ambac hereby expressly waives diligence, presentment, protest and any requirement that the Indenture Trustee exhaust any right, power or remedy or proceed against the Issuer, or against any other person under any other guarantee of, or security for, the Indenture, provided that the Indenture Trustee shall be required to deliver a Notice as contemplated by this Policy. None of the foregoing waivers shall prejudice any claim Ambac may have, including without limitation for Reimbursement Amounts, whether directly or as subrogee, subsequent to making such payment to the Indenture Trustee in accordance with this Policy.

5. Subrogation. Upon any payment hereunder, in furtherance and not in limitation of Ambac’s equitable right of subrogation and Ambac’s rights under the Insurance Agreement, Ambac will, to the extent of such payment by Ambac hereunder, be subrogated to the rights of any Holder to receive any and all amounts due in respect of the Insured Obligations as to which such Insured Payment was made, to the extent of any payment by Ambac under this Policy and Ambac will be a co-beneficiary of the Indenture Trustee’s lien under the Indenture.

6. Communications. All notices (including Notices), presentations, transmissions, deliveries and communications made by the Indenture Trustee to Ambac with respect to this Policy shall specifically refer to the number of this Policy and shall be made to Ambac at:

Ambac Assurance Corporation One State Street Plaza New York, New York 10004
Attention:	Asset-Backed Securities Department Head General Counsel – URGENT
Phone:	(212) 208-3283
Fax:	(212) 556-3556

or to such other address, officer, telephone number or facsimile number as Ambac may designate to the Indenture Trustee from time to time.

7. Nature of the Obligations. Except as expressly provided herein, the obligations of Ambac under this Policy are irrevocable, absolute and unconditional.

8. Termination. This Policy and the obligations of Ambac hereunder shall terminate upon the earlier of:

(a)	the date on which all of the Deficiency Amounts have been paid in full by Ambac to, or at the direction of, the Indenture Trustee; or

(b)	the close of business on the third (3rd) Business Day after the earlier of (a) the Final Scheduled Payment Date that occurs last for a class of Class A Notes and (b) the date on which all principal and interest on the Class A Notes has been paid in full;

provided, however, that notwithstanding the occurrence of any of the foregoing events, the Insurer shall pay any Preference Amount when due to be paid pursuant to an Order referred to below, but in any event no earlier than the fifth Business Day following actual receipt by the Insurer of (i) a certified copy of the final, nonappealable order of a court or other body exercising jurisdiction to the effect that a Holder is required to return such Preference Amount paid during the term of this Policy because the payments of such amounts were avoided as a preferential transfer or otherwise rescinded or required to be restored by the Indenture Trustee or such Holder (the “Order”), (ii) an opinion of counsel satisfactory to the Insurer stating that the Order has been entered and is final and not subject to any stay, (iii) an assignment, in form and substance satisfactory to the Insurer, duly executed and delivered by such Holder and the Indenture Trustee, irrevocably assigning to the Insurer all rights and claims of the Indenture Trustee and such Holder relating to or arising under the Indenture or otherwise with respect to such Preference Amount, (iv) appropriate instruments in form satisfactory to the Insurer to effect the appointment of the Insurer as agent for the Indenture Trustee and such Holder in any legal proceeding related to such Preference Amount, and (v) a Notice (in the form attached as Exhibit B) appropriately completed and executed by the Indenture Trustee (the “Preference Payment Date”); provided, further, that (I) if such documents are received by the Insurer after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day, (II) the Insurer shall not be obligated to pay any Preference Amount in respect of principal (other than the Noteholders’ Parity Deficit Amount) prior to the Final Scheduled Payment Date for the relevant class of Class A Notes and (III) any Preference Amount that constitutes interest shall be limited to the amount of interest on the Note Balance of the Class A Notes (calculated at the Interest Rate for the relevant class of Class A Notes) accrued as of the last day of the applicable interest accrual period with respect to the Class A Notes and shall not, in any event, include any interest on the Class A Notes accrued after such date or any interest on such interest amount. Such payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, and not to the Indenture Trustee or the Holder directly, unless the Indenture Trustee or the relevant Holder has made a payment of the Preference Amount to the court or such receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, in which case the Insurer will pay the Indenture Trustee, or as directed by the Indenture Trustee, to the extent of the payment of the Preference Amount, subject to the delivery of (a) the items referred to in clauses (i), (ii), (iii), (iv) and (v) above to the Insurer and (b) evidence satisfactory to the Insurer that payment has been made to such court or receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order.

Notwithstanding the foregoing, in no event shall Ambac be obligated to make any payment in respect of any Preference Amount (i) to the extent that such payment, when added to all prior payments of Deficiency Amounts, would exceed the Maximum Insured Amount or (ii) prior to the time Ambac would have been required to make an Insured Payment pursuant to Section 3 of this Policy.

9. There shall be no acceleration payment due under this Policy unless such acceleration is at the sole option of the Insurer. This Policy does not cover (i) premiums, if any, payable in respect of the Class A Notes, (ii) shortfalls, if any, attributable to any payment of withholding taxes (including penalties and interest in respect of any such liability) or (iii) any risk other than Nonpayment, including the failure of the Indenture Trustee to apply, disburse, transfer or direct Policy payments or Available Funds or other amounts in accordance with the Indenture to Holders or to any other party.

10.	Miscellaneous.

(a)	This Policy sets forth the full understanding of Ambac and, except as expressly provided herein, or as otherwise agreed in writing hereafter by Ambac and the Indenture Trustee, may not be canceled or revoked.

(b)	This Policy is issued pursuant to, and shall be construed under, the laws of the State of New York, without giving effect to the conflicts of laws rules thereof, as contemplated in Section 5-1401 of the New York General Obligations Law.

(c)	THIS POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

(d)	Any notice hereunder or service of process on Ambac may be made at the address listed above for Ambac or such other address as Ambac shall specify in writing to the Indenture Trustee.

(e)	The premium of this Policy is not refundable for any reason. The premium will be payable on this Policy on each Payment Date as provided in the Insurance Agreement, beginning with the initial Payment Date.

ANY PERSON WHO KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON FILES AN APPLICATION FOR INSURANCE OR STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION, OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME AND SHALL ALSO BE SUBJECT TO A CIVIL PENALTY NOT TO EXCEED FIVE THOUSAND DOLLARS AND THE STATED VALUE OF THE CLAIM FOR EACH SUCH VIOLATION.

IN WITNESS WHEREOF, Ambac has caused this Note Guaranty Insurance Policy to be executed and attested this 15th day of February, 2007.

AMBAC ASSURANCE CORPORATION

By:	/s/ Michael N. Babick
Name:	Michael N. Babick
Title:	Managing Director

Attest:

/s/ Kathleen A. Drennen
Name:	Kathleen A. Drennen
Title:	Assistant Secretary

EXHIBIT A

TO THE NOTE GUARANTY INSURANCE POLICY

Policy No. AB1061BE

NOTICE OF NONPAYMENT AND DEMAND

FOR PAYMENT OF INSURED AMOUNTS

(OTHER THAN PREFERENCE AMOUNT)

Date:

Ambac Assurance Corporation

One State Street Plaza

New York, New York 10004

Attention:	Asset-Backed Securities Department Head
General Counsel – URGENT

Reference is made to Note Guaranty Insurance Policy No. AB1061BE (the “Policy”) issued by Ambac Assurance Corporation (“Ambac”). Terms capitalized herein and not otherwise defined shall have the meanings specified in the Policy, unless the context otherwise requires.

The undersigned hereby certifies as follows:

1.	It is the Indenture Trustee under the Indenture, and is acting for the Holders.

2.	The relevant Payment Date is [date].

3.	There is an amount of $ with respect to such Payment Date, which amount is a Deficiency Amount which is Due for Payment.

4.	The Indenture Trustee has not heretofore made a demand for the Deficiency Amount in respect of such Payment Date.

5.

The Indenture Trustee hereby requests the payment of the Deficiency Amount that is Due for Payment be made by Ambac under the Policy and directs that payment under the Policy be made to the Indenture Trustee to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy to:                    .[1]

[1]	The account number of the Indenture Trustee.

A-1

6.	The Indenture Trustee hereby agrees that, following receipt by the Indenture Trustee of the Insured Payment from Ambac, it shall (a) hold such amounts in trust and apply the same directly to the distribution of payments in respect of the Class A Notes when due, (b) not apply such funds for any other purpose, and (c) maintain an accurate record of such payments with respect to the Class A Notes and the corresponding claim on the Policy and proceeds thereof.

7.	The Indenture Trustee hereby assigns to Ambac all rights, and confirms that the Holders have assigned all rights, under the Insured Obligations in respect of which payment is being requested to Ambac.

ANY PERSON WHO KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON FILES AN APPLICATION FOR INSURANCE OR STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION, OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME AND SHALL ALSO BE SUBJECT TO A CIVIL PENALTY NOT TO EXCEED FIVE THOUSAND DOLLARS AND THE STATED VALUE OF THE CLAIM FOR EACH SUCH VIOLATION.

By:
Title:
(Officer)

A-2

EXHIBIT B

TO THE NOTE GUARANTY INSURANCE POLICY

Policy No. AB1061BE

NOTICE OF NONPAYMENT AND DEMAND

FOR PAYMENT OF PREFERENCE AMOUNT

Date:

Ambac Assurance Corporation

One State Street Plaza

New York, New York 10004

Attention:	Asset-Backed Securities Department Head General Counsel – URGENT

Reference is made to Note Guaranty Insurance Policy No. AB1061BE (the “Policy”) issued by Ambac Assurance Corporation (“Ambac”). Terms capitalized herein and not otherwise defined shall have the meanings specified in the Policy, unless the context otherwise requires.

The undersigned hereby certifies as follows:

1.	It is the Indenture Trustee under the Indenture, and is acting for the Holders.

2.	[A payment previously made in respect of the Class A Notes pursuant to the Indenture has become a Preference Amount, as indicated by the attached Order.]

3.	The Holder of the applicable Class A Notes has certified that the Order has been entered and is not subject to stay.

4.	The amount of the Preference Amount is $ , and consists of interest in the amount of $ paid on , , [and principal in the amount of $ paid on , .]

5.	Neither the Indenture Trustee nor the Holder has heretofore made a demand for such Preference Amount.

6.

The Indenture Trustee hereby requests the payment of the Insured Payment be made by Ambac under the Policy and directs that payment under the Policy be made to the Indenture Trustee to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy to:            .[1]

B-1

7.	The Indenture Trustee hereby agrees that if such Insured Payment is made to the Indenture Trustee, following receipt of such Insured Payment from Ambac, it shall (a) hold such amounts in trust and apply the same directly to the Holder for payment of the Preference Amount, (b) not apply such funds for any other purpose, and (c) maintain an accurate record of such payments with respect to the Class A Notes and the corresponding claim on the Policy and proceeds thereof.

8.	The Indenture Trustee hereby assigns to Ambac all rights, and confirms that the Holders have assigned all rights, under the Insured Obligations in respect of which payment is being requested to Ambac.

ANY PERSON WHO KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON FILES AN APPLICATION FOR INSURANCE OR STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION, OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME AND SHALL ALSO BE SUBJECT TO A CIVIL PENALTY NOT TO EXCEED FIVE THOUSAND DOLLARS AND THE STATED VALUE OF THE CLAIM FOR EACH SUCH VIOLATION.

By:
Title:
(Officer)

[2]

The account of the relevant receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, unless the Holder or Indenture Trustee has already paid such Preference Amount to such party, in which case, the account of the payor.

B-2